As filed with the Securities and Exchange Commission on March 30, 2018.

Registration No. 333-223877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURFACE ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	46-5543980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

(617) 714-4096

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Jeffrey Goater

Chief Executive Officer

50 Hampshire Street, 8th Floor

Cambridge, Massachusetts 02139

(617) 714-4096

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq. Robert E. Puopolo, Esq. Seo Salimi, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Divakar Gupta, Esq. Charles S. Kim, Esq. Nicole C. Brookshire, Esq. Richard C. Segal, Esq. Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)(4)
Common Stock, par value $0.0001 per share	$75,000,000	$9,337.50

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Surface Oncology, Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-223877) (the “Registration Statement”) to file certain exhibits to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. Part I of the Registration Statement is unchanged and has therefore been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, FINRA filing fee and Nasdaq Global Market listing fee.

	Amount
SEC registration fee		$9,338
FINRA filing fee		11,750
The Nasdaq Global Market listing fee		125,000
Printing expenses		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in Section 145. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in both our certificate of incorporation and bylaws to be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

1. We have granted stock options to purchase an aggregate of 11,329,793 shares of our common stock, with exercise prices ranging from $0.16 to $5.86 per share, to employees, directors and consultants pursuant to our 2014 Stock Option and Grant Plan.

2. We have issued an aggregate of 837,103 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $262,217 upon the exercise of stock options.

3. We have issued an aggregate of 770,161 shares of restricted common stock to employees for consideration in the aggregate amount of $123,226. We have repurchased none of such shares.

4. Between November 2014 and February 2016, we issued and sold to investors an aggregate of 35,100,000 shares of our Series A preferred stock, for aggregate consideration of $35.1 million.

5. In January 2016, we issued and sold to an investor 2,000,000 shares of our Series A-1 preferred stock, for aggregate consideration of $13.5 million.

We deemed the grants and exercises of stock options described in paragraphs (1), (2) and (3) above as exempt pursuant to Section 4(a)(2) of the Securities Act or in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

We deemed the offer, sale and issuance of the securities described in paragraphs (4) and (5) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, regarding transactions by an issuer not involving a public offering. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1**	Third Amended and Restated Certificate of Incorporation of the Registrant, as amended on January 29, 2016

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.3**	Amended and Restated Bylaws of the Registrant, as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the completion of this offering)

4.1**	Specimen Common Stock Certificate

4.2**	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated November 6, 2014, as amended on January 9, 2016

4.3	Stock Purchase Agreement between the Registrant and Novartis Institutes for Biomedical Research, Inc., dated March 29, 2018.

5.1*	Opinion of Goodwin Procter LLP

Exhibit Number	Description of Exhibit

10.1#**	2014 Stock Option and Grant Plan, as amended, and forms of award agreements thereunder

10.2#**	2018 Stock Option and Incentive Plan

10.3#**	Form of Incentive Stock Option Agreement under the Registrant’s 2018 Stock Option and Incentive Plan

10.4#**	Form of Non-Qualified Stock Option Agreement for Company Employees under the Registrant’s 2018 Stock Option and Incentive Plan

10.5#**	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the Registrant’s 2018 Stock Option and Incentive Plan

10.6#**	Form of Restricted Stock Award Agreement under the Registrant’s 2018 Stock Option and Incentive Plan

10.7#**	Form of Restricted Stock Unit Award Agreement for Company Employees under the Registrant’s 2018 Stock Option and Incentive Plan

10.8#**	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the Registrant’s 2018 Stock Option and Incentive Plan

10.9#**	2018 Employee Stock Purchase Plan

10.10#**	Senior Executive Cash Incentive Bonus Plan

10.11#**	Employment Agreement between Scott C. Chappel, Ph.D. and the Registrant (to be entered into in connection with this offering)

10.12#**	Employment Agreement between Vito J. Palombella, Ph.D. and the Registrant (to be entered into in connection with this offering)

10.13#**	Employment Agreement between Robert W. Ross, M.D. and the Registrant (to be entered into in connection with this offering)

10.14#**	Employment Agreement between Daniel S. Lynch and the Registrant, dated November 23, 2016

10.15#	Contingent Employment Agreement Termination Letter between Daniel S. Lynch and the Registrant, dated March 30, 2018

10.16#**	Employment Agreement between J. Jeffrey Goater and the Registrant (to be entered into in connection with this offering)

10.17#**	Separation Agreement between Detlev Biniszkiewicz, Ph.D. and the Registrant, dated September 27, 2017

10.18**	Lease by and between the Registrant and BMR-Hampshire LLC, dated May 13, 2016, as amended on February 28, 2017

10.19†**	Collaboration Agreement between Novartis Institutes for BioMedical Research, Inc. and the Registrant, dated January 9, 2016, as amended on May 6, 2016, as further amended on July 14, 2017, and as further amended on September 18, 2017

10.20†**	Exclusive License Agreement between Harbour Antibodies B.V. and the Registrant, dated September 23, 2015, as amended on January 4, 2016

10.21†**	Development and Option Agreement between Adimab, LLC and the Registrant, dated July 3, 2014, as amended on December 18, 2015, as further amended August 31, 2016, as further amended June 23, 2017, and as further amended on September 20, 2017

10.22#**	Form of Director Indemnification Agreement

10.23#**	Form of Officer Indemnification Agreement

Exhibit Number	Description of Exhibit

21.1**	List of Subsidiaries of the Registrant

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page hereto)

*	To be included by amendment.
**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statements Schedules:

No financial statement schedules have been provided because the information required to be set forth therein is not applicable or is presented in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 30th day of March, 2018.

SURFACE ONCOLOGY, INC.

By:	/s/ J. JEFFREY GOATER
J. Jeffrey Goater Chief Executive Officer

Power of Attorney and Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ J. JEFFREY GOATER J. Jeffrey Goater	Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	March 30, 2018

* Daniel S. Lynch	Chairman of the Board	March 30, 2018

* David S. Grayzel, M.D.	Director	March 30, 2018

* Geoffrey McDonough, M.D.	Director	March 30, 2018

* Armen B. Shanafelt, Ph.D.	Director	March 30, 2018

* Elliott Sigal, M.D., Ph.D.	Director	March 30, 2018

* Laurie D. Stelzer	Director	March 30, 2018

*By:	/s/ J. Jeffrey Goater
J. Jeffrey Goater Attorney-in-fact